                                                 Exhibit 11B


                           PacifiCare Health Systems, Inc.

                Computation of Net Income per Share of Common Stock -
                                    Fully Diluted

             (Dollars and shares in thousands, except per share amounts)




                                                                      Three months ended        Six months ended
                                                                            June 30,                 June 30,
                                                                       1997          1996        1997        1996
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
Net income                                                          $  17,997     $  8,578    $  61,491    $  40,447
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Shares outstanding at the beginning of the period                      41,710       31,153       31,301       30,987

Weighted average number of shares issued during the period in connection with:

       Issuance of common shares in
          connection with FHP Acquisition                                  --           --        7,283           --
       Exercise of stock options                                           59           17          501          121

Dilutive shares issuable:
   Net of shares assumed to have been
       purchased (at the higher of ending
       or average market price) for treasury
       with assumed proceeds from the contingent
       exercise of stock options and registered
       equity purchase contracts                                          470          527          539          607
   Assumed conversion of Series A Cumulative
       Convertible Preferred Stock on date of issuance                  3,955           --        2,972           --
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Total shares - fully diluted                                           46,194       31,697       42,596       31,715
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Fully diluted earnings per share                                      $  0.39      $  0.27      $  1.44      $  1.28
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


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